Exhibit 99.1

Covidien Announces Reporting Changes and Revised Revenue Guidance
DUBLIN, Ireland – December 16, 2013 - Covidien plc (NYSE: COV) today provided further details regarding its previously disclosed realignment of reportable segments and announced additional changes in its revenue reporting format. These changes are designed to further align with the company’s recent reorganization and provide additional transparency of financial performance.
The new format provides a worldwide view of sales across three major product categories while enhancing geographic reporting by breaking out non-U.S. sales into new categories for emerging and non-U.S. developed markets. The company will begin using this format when it releases its fiscal first quarter 2014 results in January.
“Our new revenue reporting format more closely reflects the way we operate our business, providing our stakeholders with enhanced transparency,” said Charles J. Dockendorff, Executive Vice President & Chief Financial Officer, Covidien. “This approach underscores our continuing commitment to communicating our business results clearly and consistently.”
Highlights of new reporting structure:

•
Reportable Segments – Effective October 1, 2013, results of the Medical Supplies business in Western Europe are reflected in the Medical Devices segment, consistent with the way that business is managed.

•	Product Sales Categories – Product line sales now will be reported in the following categories:

◦	Surgical Solutions – Advanced Surgical[1] and General Surgical[2]

◦	Vascular Therapies – Peripheral Vascular and Neurovascular

◦	Respiratory & Patient Care – Patient Monitoring, Airway & Ventilation, Nursing Care and Patient Care

•
Geographic Sales Methodology – Geographic sales for the company now will be reported in the following categories, reflecting sales primarily based on customer location rather than location of the selling entity:

◦	United States

◦	Non-U.S. Developed Markets[3]

◦	Emerging Markets

•
Historical Corporate Expense Allocation – Certain costs that previously were included in corporate expense, including information technology and certain shared service costs, are now reflected in the company’s reportable segments.

To assist investors, Covidien is providing certain financial data for fiscal 2013 and 2012 reflecting these changes. These changes have no impact on the consolidated results of the company’s operations. The financial data as well as supporting materials are available on the Investor Relations section of Covidien’s website: http://investor.covidien.com.
Covidien also announced revised revenue guidance for fiscal 2014. At current rates, foreign exchange is expected to reduce reported revenues by 100 to 125 basis points. All revenue guidance is presented on an “as-reported” basis and includes this expected negative impact of foreign exchange.
The company continues to estimate that net sales in fiscal 2014 will be up 2% to 5%. Sales are expected to be up 3% to 6% versus 2013 for Surgical Solutions; up 3% to 6% for Vascular Therapies; and up 1% to 4% for Respiratory & Patient Care. The company continues to expect operating margin, excluding the impact of one-time items, to be in the 21.5% to 22.5% range, and the effective tax rate, excluding one-time items, to be in the 16% to 17% range. On a fully diluted basis, average shares outstanding are now expected to be between 450 million and 460 million.
Two previously announced transactions are not included in these guidance numbers because they have not yet closed. Both transactions are expected to close on or before March 31, 2014. As previously disclosed, the acquisition of Given Imaging is expected to contribute between $40 million and $50 million of sales per quarter upon closing, while the divestiture of our biosurgery business is expected to reduce sales between $15 million and $20 million per quarter. At this time, the company believes that the ranges given above will not change materially upon the closing of these two transactions.

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1 Sales of Given Imaging will be reflected in the Advanced Surgical category following transaction close.
2 Sales of the biosurgery product line will be included in the General Surgical Products category until disposition.
3 Non-U.S. Developed Markets comprise Western Europe, Japan, Canada, Australia and New Zealand.

About Covidien
Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien develops, manufactures and sells a diverse range of industry-leading medical device and supply products. With 2013 revenue of $10.2 billion, Covidien has more than 38,000 employees worldwide in more than 70 countries, and its products are sold in over 150 countries. Please visit www.covidien.com to learn more about our business.

Contacts

Peter Lucht	Coleman Lannum, CFA
Vice President, External Communications	Vice President, Investor Relations
Covidien	Covidien
508-452-4168	508-452-4343
peter.lucht@covidien.com	cole.lannum@covidien.com

or

Lisa Clemence	Todd Carpenter
Director, Corporate Communications	Senior Director, Investor Relations
Covidien	Covidien
508-452-4375	508-452-4363
lisa.clemence@covidien.com	todd.carpenter@covidien.com

FORWARD-LOOKING STATEMENTS
Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management's current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products, keep pace with advances in technology and compete effectively, implementation of healthcare reform in the United States and globally, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, rising commodity costs, risk of cyber-attacks, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, manufacturing or supply chain problems or disruptions, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, risks associated with doing business outside of the United States, foreign currency exchange rates, environmental liabilities and tax legislation and potential tax liabilities. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.